Exhibit 14.1

CODE OF BUSINESS CONDUCT AND ETHICS

Code of Business

Conduct and Ethics

Adopted October 28, 2020

CODE OF BUSINESS CONDUCT AND ETHICS – TABLE OF CONTENTS

Statement of Chief Executive Officer	Page 1

Introduction	Page 2

Our Commitments	Page 4

Administering the Code	Page 5

Compliance Standards; Duty to Report Violations	Page 6

Reporting; Anonymous Hotline	Page 7

Accounting and Financial Practices; Accounting Complaints	Page 9

Records Management and Retention	Page 13

Public Disclosures	Page 14

Insider Trading	Page 15

Compliance with Laws; Prohibition on Bribery	Page 16

Conflicts of Interest	Page 17

Confidential Information	Page 18

Protection of Assets	Page 19

Competition and Other Laws	Page 21

Political Contributions	Page 23

Safe and Professional Work Environment; No Harassment	Page 24

Environment	Page 25

Waiving and Amending the Code	Page 26

STATEMENT OF CHIEF EXECUTIVE OFFICER

To our valued associates:

This Code of Business Conduct and Ethics (“Code”) provides guidelines for your daily business conduct as an associate of Advantage Solutions Inc. (the “Company”)1. It also tells how to obtain assistance if you have questions or concerns about this Code.

The Company operates in a highly competitive industry, and our success depends upon our ability to compete in this environment. At the same time, it is essential that each one of us recognize that it is not just getting the job done that counts, but also how we achieve our results. The Company’s reputation, as well as our individual reputations, requires us not only to do the job, but to do it in the right way. As much as ever, doing the right thing goes beyond simply complying with the laws that govern our business. It really means conducting ourselves with integrity, respect, and professionalism in everything we do. The Company is committed to conducting all of our affairs and activities in accordance with the highest standards of ethical conduct.

Every associate has a role to play in upholding this Code, and the Company depends on the sense of honesty, fairness and integrity of all associates. This Code contains standards that are like road signs. Some standards, such as honesty in record keeping, clearly involve the daily activities of virtually all associates of the Company. Other standards, such as compliance with competition laws, may appear to involve only some associates but in fact affect us all. Some standards involve affirmative ethical obligations directly, and the standards outline types of conduct both acceptable and unacceptable. Other standards involve safeguards put in place to avoid either the fact or appearance of misconduct.

The Company’s obligation goes beyond simply stating that you should always conduct yourself professionally and ethically. This Code formalizes the values that have made us the Company we are today and that will carry us forward into the future; it describes the fundamental ethics policies that govern all of the work we do, and the duties and obligations of all our associates under those policies. Each associate is required to read this Code carefully and to remain thoroughly familiar with its contents. We encourage you to seek assistance when a question or concern arises about which there appears to be no immediate answer.

Thank you for your contribution to the success of the Company, and for your commitment to the integrity and professionalism that have made us the Company we are today, and will continue to shape the future of our Company. We share your pride in our Company’s accomplishments and look forward to a strong future.

Sincerely,
Tanya Domier, Chief Executive Officer

[1]

References to the “Company” herein collectively refer to Advantage Solutions Inc. and its direct and indirect subsidiaries, affiliated entities and divisions (except to the extent any such entity issues and maintains its own code of conduct). Employment is only with one specific legal entity of the Company, and not with all of the legal entities that constitute the Company; and any reference to the “Company” as an employer are intended to refer to the employing entity.

INTRODUCTION

The Company is committed to conducting its business with the highest ethical standards. This commitment is reflected in our principle that “We act with integrity in all of our business dealings.” This principle serves as a guide for how we should act on a daily basis, wherever we are and in whatever we do. In many situations, however more specific guidance on the Company’s expectations may be helpful.

The Company’s Code of Business Conduct and Ethics describes ethical standards applicable to all employees (“Associates”), directors, and officers of the Company as well as third parties who contract with and/or perform services for or on behalf of the Company (including without limitation consultants, suppliers, independent contractors and other third-party representatives) (“Third-Parties”). For the purpose of clarification, Third Parties should consider any provisions in the Code which apply to Associates to apply to Third Parties as well.2 Associates are expected to be familiar with the Code; to adhere to the principles and procedures set forth below and to conduct themselves accordingly, exhibiting the highest standard of business and professional integrity, and seeking to avoid even the appearance of improper behavior.

This Code is not a comprehensive document intended to address all laws or policies nor every ethical issue that may confront Associates in the workplace. Rather, it is a guide and a resource that is intended to alert Associates to significant legal and ethical issues that could arise. The Code was designed to encourage:

•	Honest and ethical conduct, including fair dealings and the ethical handling of actual or apparent conflicts of interest;

•	Full, fair, accurate, timely and understandable disclosure;

•	Compliance with applicable governmental laws, rules and regulations;

•	Prompt internal reporting of any violations of policy, law or the Code;

•	Accountability for adherence to the Code, including a fair process by which to determine violations;

•	Consistent enforcement of the Code, including clear and objective standards for compliance;

•	Protection for Associates reporting in good faith any suspected violations of the Code or questionable behavior;

•	The protection of the Company’s legitimate business interests, including its assets and corporate opportunities; and

[2]

Nothing set forth herein or elsewhere in the Code is intended to, nor shall it, constitute an offer of employment with the Company or create an employment relationship or a contract of employment between the Company and any Third Party.

•	Confidentiality of information entrusted to Associates by the Company and its clients and customers.

Our industry and likewise our Company undergo significant changes on an ongoing basis. As a whole, these changes make the ways in which we do business more complex. Because of the continuing need to reassess and clarify our practices and procedures, the contents of this Code are subject to review and change at any time with or without notice.

No set of guidelines can anticipate all potential circumstances. If you have any questions about interpreting or applying this Code, it is your responsibility to consult your supervisor/next level managers, division leader, your Human Resources contact, or the General Counsel as provided in this Code.

OUR COMMITMENTS

The Company has six key relationships in its business. These relationships involve clients, trade customers, suppliers, fellow Associates, our investors and the community in which we operate. All Associates participate in one way or another in these key relationships. The following commitments serve as broad ideals for shaping these relationships:

•	To our clients, we will be attentive and strive to maximize the quality and value of our services while maintaining the highest of ethical standards.

•	To our trade customers, we will deal fairly and with honesty and integrity.

•	To our suppliers, we will emphasize both fair competition and long-lasting relationships.

•	To each other, as Associates, we will treat one another with dignity and respect.

•	To our investors, we will pursue our growth and earnings objectives while always keeping ethical standards at the forefront of our activities.

•	To our community, and to society as a whole, we will act as responsible corporate citizens in a moral and ethical manner.

The above commitments should not be viewed as an exhaustive list but rather guidelines. In keeping with the spirit of these ideals, the Company expects integrity, respect, professional and sound business judgment, and ethics to govern all who conduct themselves with or on behalf of the Company.

ADMINISTERING THE CODE

In accordance with the requirements of the Securities and Exchange Commission and the Nasdaq Stock Market LLC, the Board of Directors of Advantage Solutions Inc. has adopted this Code of Business Ethics and Conduct.

This Code is a statement of certain fundamental principles, policies and procedures that govern the Company’s Associates in the conduct of the Company’s business. It is not intended to and does not create any rights in any Associate, customer, client, visitor, supplier, competitor, stockholder or any other person or entity. It is the Company’s belief that the Code is robust and covers most conceivable situations. This Code is not a contract. It does not convey any specific employment rights or guarantee employment for any specific period of time.

The Audit Committee (the “Audit Committee”) of the Board of Directors of the Company and the parent entity of the Company, as the case may be, has authorized the Company’s General Counsel to review and maintain this Code, to assist management in implementing the ethical standards reflected in this Code, and to monitor the effectiveness of this Code. The Company’s General Counsel and/or its designee is responsible for applying this Code to specific situations in which questions may arise, and has the authority to interpret this Code in any particular situation.

Any questions relating to how this Code should be interpreted or applied should be addressed to the Company’s General Counsel or the Audit Committee.

COMPLIANCE STANDARDS; DUTY TO REPORT VIOLATIONS

Every Associate is required at all times to comply fully with all applicable laws, rules and regulations, and with this Code. Any failure to adhere to this standard may result in disciplinary action, up to and including reprimand, termination of employment for cause, and possible civil and criminal prosecution.

Any Associate who becomes aware of any existing or potential violation of applicable laws, rules or regulations, or of this Code, is required to report such concerns promptly, as provided in the “Reporting; Anonymous Hotline” section below. Failure to do so is itself a violation of this Code. To encourage Associates to report any violations, the Company will not allow retaliation for reports made in good faith.

The Company recognizes that it is important to establish and maintain open channels of communication for all Associates. The Company has designated personnel to assist Associates in resolving questions involving ethics and conduct. Associates with a need for help or information regarding this Code is encouraged to discuss that need with their immediate supervisor. If there is reason why discussion with an immediate supervisor is inappropriate, Associates should seek the help of a member of their management team or their Human Resources contact or the Company’s Ethics Line. Inquiries will be treated with courtesy and discretion. The Company will not tolerate threats or acts of retaliation or retribution against Associates for using the suggested communication channels identified by the Company’s Open Door Policy. The Company’s Open Door Policy may be found in the Associate Handbook.

REPORTING; ANONYMOUS HOTLINE

The Company prides itself on maintaining a strong open door policy, as described in the Company’s policies and procedures and further clarified in the Associate Handbook, on the Company’s specific Ethics Line homepage, our internal website as well as the main website for service provider for ethics complaints www.ethicspoint.com. Associates may report workplace concerns through the suggested “Reporting Channels” of the Company’s Open Door Policy identified below. While Associates may use any of the following Reporting Channels to report a concern, including those that involve conduct which potentially conflicts with ethical or legal obligations or Company policy (including the Code), Associates are encouraged to start with the first Reporting Channel identified below (as a first-line supervisor and/or next level manager may be in the best position to assist and support an Associate with the Associates’ concerns; and better suited to effectively and swiftly address certain types of concerns). Associates may use or escalate their concerns through the other channels if they are not comfortable using a particular Reporting Channel or believe their concerns have not been adequately addressed after having raised the issue through a prior Reporting Channel. Reporting Channels:

•	Talk directly with your supervisor/next level managers

•	Contact your division leader

•	Contact your Human Resources contact

•	Contact the General Counsel at:

GeneralCounsel@advantagesolutions.net                                                                                       949-794-2204

•	Report the concerns to the Company’s Ethics Line:

www.ethicspoint.com                                                                                                                       1-888-325-7882

The Ethics Line is the Company’s ethics and compliance reporting hotline, which may be used anonymously. It is operated by an independent third party provider and can be accessed worldwide 24/7, 365 days a year through a website or a toll-free telephone number. Reports will be investigated by a subject matter expert within or external to the Company working at the direction of the Chief People Officer and/or the General Counsel depending upon the subject matter of the Report (but, for clarification, not by the third-party which operates the hotline), except if the Chief People Officer or General Counsel is the subject of the allegation, in which case the report will be investigated by another appropriate member of Company management or an outside third party. The policies and procedures for receiving and investigating such reports are overseen by the Audit Committee. Depending the materiality and nature of an such investigation, the Audit Committee may then also oversee the determination of appropriate disciplinary action (if any). Such disciplinary action includes, but is not limited to, reprimand, termination with cause, and possible civil and criminal prosecution.

Information will only be disclosed as needed for legitimate business purposes and is kept confidential to the extent possible. Associates who choose to report anonymously when using the Ethics Line will be given a password or other anonymous identifier, and will be asked to access their reports periodically using the confidential identifier to answer follow-up questions and to assist the Company in reviewing and addressing (as appropriate) the reported issue. The advantage of direct, interactive communications is that they make it possible for the Company to gather additional relevant information that may be valuable in resolving the situation. As to concerns reported to the Company through any of the Reporting Channels, if requested, the Company will take reasonable measures to protect the confidentially and anonymity of the Associate to the fullest extent possible. However, recognizing the Company’s obligation to investigate and implement remedial actions, it cannot guarantee confidentiality.

The Company will not retaliate or permit any retaliation against an Associate who reports any matter to the Company in good faith, even if the report does not lead to the discovery of a violation or other actionable problem. However, Associates who knowingly report inaccurate or dishonest information; fail to cooperate in an investigation; or threaten or intimidate others in an effort to influence their participation in an investigation may be subject to disciplinary action, up to and including termination of employment. Cooperation includes the expectation that Associates; (i) promptly respond to investigations conducted by or on behalf of the Company and (ii) provide honest and complete information in response to questions/request for information. For avoidance of doubt, Associates are only expected to provide truthful and accurate information during any such inquiry or investigation.

ACCOUNTING AND FINANCIAL PRACTICES; ACCOUNTING COMPLAINTS

The Audit Committee has adopted the following specific policies and procedures to govern the Company’s accounting, internal control, auditing and other financial practices.

Policies

All financial books, records and accounts must accurately reflect transactions and events, and conform both to generally accepted accounting principles (“GAAP”) and to the Company’s system of internal controls. Accurate and reliable corporate accounts and records shall be maintained at all times. All payments of money, transfers of property, furnishing of services and other transactions must be reflected in full detail in the appropriate accounting and other business records of the Company. With the exception of disbursements from petty cash funds, no Company payments shall be made in currency, nor shall cash payments be accepted from any client, customer or supplier.

No entry may be made that intentionally hides or disguises the true nature of any transaction. Associates have an obligation to comply not only with our Company’s policies, but also with the laws rules and regulations that govern our financial accounting and reporting.

No unrecorded fund, reserve, asset or special account shall be established or maintained for any purpose. No false or fictitious entries shall be made in books, records, accounts or in Company communications for any reason. No payment or transfer of funds or assets (such as tangible or intangible premiums) shall be made for any purpose other than that described by the supporting documents, and specifically as authorized by the Company and the client. No shredding or other destruction or erasure of Company documents or records is allowed except in accordance with the Company’s Records Retention Policy.

Business expenses properly incurred in performing Company business must be documented promptly with accuracy and completeness on expense reports. In the filing of expense reports, Associates must distinguish between personal and business travel expenses, business conference expenses and business entertainment expenses.

Associates should therefore attempt to be as clear, concise, truthful and accurate as possible when recording any information. Associates shall make full disclosure of all relevant information and otherwise fully cooperate with internal or external auditors, the Company’s outside counsel or the General Counsel, in the course of compliance audits or investigations. Any incidence of fraud, whether or not material, relating to accounting or financial reporting responsibilities in connection with financial disclosures or reports must be immediately reported to the Audit Committee or the General Counsel. These matters will be reported to the Audit Committee in accordance with Company policies, procedures, legal requirements and stock exchange listing standards.

Accounting Complaints

It is the policy of the Company to treat complaints about accounting, internal accounting controls, auditing matters, or questionable financial practices (“Accounting Complaints”) seriously and expeditiously. Associates have the opportunity, as described in the “Reporting; Anonymous Hotline” section below, to submit for review by the Audit Committee confidential and anonymous Accounting Complaints, including but not limited to the following:

•

Fraud against investors, securities fraud, mail or wire fraud, bank fraud, or fraudulent statements to the Securities and Exchange Commission (the “SEC”), other government agencies, the investing public or others outside the Company;

•

Violations of SEC rules and regulations or any other laws applicable to the Company and related to financial accounting, maintenance of financial books and records, internal accounting controls and financial statement reviews or auditing matters;

•	Intentional error or fraud in the preparation, evaluation, review or audit of any financial statement of the Company (including all parent and subsidiary entities); and

•	Significant deficiencies in or intentional noncompliance with the Company’s internal accounting controls;

•	Misrepresentations or false statements regarding a matter contained in the financial records, financial reports or audit reports of the Company; and

•	Deviation from the full and fair reporting of the Company’s financial results or condition.

Reporting of Accounting Complaints

Associates are encouraged to submit Accounting Complaints and any other concerns regarding questionable accounting or auditing matters directly to the General Counsel or the Company’s Ethics Line:

•	Contact the General Counsel at:

GeneralCounsel@advantagesolutions.net                                                                                               949-794-2204

•	Report the concerns to the Company’s Ethics Line:

www.ethicspoint.com                                                                                                                              1-888-325-7882

The General Counsel and the Chief People Officer will review all complaints made to the Company’s Ethics Line to determine if the complaint constitutes an Accounting Complaint (except if the subject of the complaint is the General Counsel or the Chief People Officer, in which case the report will be reviewed by another appropriate member of Company management or an outside third party). The General Counsel, under the supervision of the Audit Committee, may create a policy or internal guidance to further define and distinguish Accounting Complaints from other complaints that may be received by the Company. The General Counsel (or, if the General Counsel is recused, another appropriate member of Company management) will promptly forward to the Chairman of the Audit Committee, or member of the Audit Committee designated for that purpose, any Accounting Complaints received. The General Counsel (or, if the General Counsel is recused, another appropriate member of Company management) will also forward the complaint to the Chief Executive Officer, the Chief Financial Officer and the Chief People Officer unless the complaint involves one of such officers. If requested by the Associate, the Company will protect the confidentiality and anonymity of an Associate submitting an Accounting Complaint to the extent possible, consistent with the need to conduct an adequate review and investigation.

Associates submitting Accounting Complaints need not provide their name or other personal identifying information. As described in the “Reporting; Anonymous Hotline” section, the Company has contracted with an independent third party provider to provide a means for Associates to submit anonymous and confidential Accounting Complaints. However, Associates are encouraged to provide as much detail as possible to help further a comprehensive and effective investigation.

All Associates are required to forward to the Chairman of the Audit Committee and/or the General Counsel any complaint received from a third party regarding accounting, internal accounting controls or auditing matters. Clients, customers, vendors and other Third Parties external to the Company also have the opportunity to submit Accounting Complaints directly. The Company is not obligated to keep Accounting Complaints from non-Associates confidential nor to maintain their anonymity. As with any reporting under this Code or any other exercise of rights under applicable law or Company policy, the Company prohibits and will not tolerate any retaliation against Associates who submit Accounting Complaints in good faith.

Treatment of Accounting Complaints

The Audit Committee establishes, reviews and oversees the maintenance of the procedures regarding Accounting Complaints, and may direct the General Counsel or such other persons as the Audit Committee determines to be appropriate to assist with such review, oversight and maintenance. The Audit Committee may designate the General Counsel or other legal counsel to review and/or investigate any Accounting Complaint and report to the Audit Committee (with the assistance or such other Associates, outside counsel, advisors, experts or other third party service providers as may be appropriate or necessary). The Audit Committee or its designee will determine whether members of management, or external auditors, legal counsel, or other third parties, may participate in such review.

If the Audit Committee determines it to be necessary, the Company shall provide appropriate funding, as determined by the Audit Committee, to obtain and pay for additional resources that may be necessary to conduct an investigation, including but not limited to outside counsel, accountants or investigators.

The Audit Committee shall report to the full Board of Directors all substantiated violations of applicable accounting or financial policies, and all other material issues and concerns regarding the Company’s accounting and financial practices, uncovered as a result of an Accounting Complaint, together with any disciplinary or corrective action that the Audit Committee has recommended or directed to be taken.

The Audit Committee shall on an on-going basis evaluate the effectiveness of the Company’s procedures for receiving, analyzing and investigating Accounting Complaints, and shall make any improvements and modifications to such procedures as the Audit Committee may deem necessary or appropriate.

All reports and records associated with Accounting Complaints are to be treated as confidential information of the Company. Access to such materials will be restricted to members of the Audit Committee, the Board of Directors, the Company’s legal counsel, and others involved in reviewing and investigating Accounting Complaints as contemplated by these procedures, except that the Audit Committee may grant access to such materials to third parties (such as the Company’s external auditors) at its discretion, and except that such materials will not be shared with any member of management who is a subject of the report. Accounting Complaints and any resulting investigations, reports and remedial actions will generally not be disclosed to the public except as required by applicable law or regulation. All documents and materials related to any Accounting Complaint shall be retained by the Company in accordance with the Company’s Records Retention Policy.

RECORDS MANAGEMENT AND RETENTION

The Legal Department has Company-wide responsibility for developing, administering and coordinating the Company’s Record Management and Retention program, and issuing retention guidelines for specific types of documents. All records, including but not limited to accounting and financial records, must be maintained in compliance with applicable statutory, regulatory and contractual requirements, as well as prudent business practices. For specific information on record retention Associates can find the policy located on the Legal Department’s intranet home page.

PUBLIC DISCLOSURES

The information in the Company’s public communications, including in all reports and documents filed with or furnished to the Securities and Exchange Commission, must be full, fair, accurate, timely and understandable.

To ensure the Company meets this standard, all Associates (to the extent they are involved in the Company’s disclosure process) are required to maintain familiarity with the disclosure requirements, processes and procedures applicable to the Company commensurate with their duties. Associates are prohibited from knowingly misrepresenting, omitting or causing others to misrepresent or omit, material facts about the Company to others, including the Company’s independent auditors, governmental regulators and self-regulatory organizations.

INSIDER TRADING

Associates in possession of material non-public information about the Company or companies with whom it does business must abstain from trading or advising others to trade in the respective company’s securities from the time that they obtain such inside information until adequate public disclosure of the information. Material information is information of such importance that it can be expected to affect the judgment of investors as to whether or not to buy, sell, or hold the securities in question. Examples of material, non-public information include, without limitation:

•	unannounced mergers or acquisitions;

•	pending or threatened litigation;

•	advance notice of changes in senior management;

•	non-public financial results;

•	an unannounced stock split; and

•	development of significant new business or loss of significant existing business.

Using non-public information for personal financial benefit or to “tip” others, including, without limitation, family members or friends, who might make an investment decision based on this information is not only unethical but also illegal. Insider trading and tipping are not only violations of our Code and Company policy, but also serious violations of U.S. securities laws. Any such violations will expose any individuals involved to immediate termination of employment (or termination of engagement if a Third Party not employed by the Company), as well as potential civil and criminal prosecution.

COMPLIANCE WITH LAWS; PROHIBITION ON BRIBERY

The Company is obligated to comply with all applicable laws, rules and regulations in the jurisdictions where the Company does business. It is the personal responsibility of each Associate to adhere to the standards and restrictions imposed by these laws, rules and regulations in the performance of the Associate’s respective duties for the Company. In the event a local law, custom or practice conflicts with our Code or a Company policy, contact the General Counsel. In such circumstances, Associates must always adhere to the law, custom or practice that is most stringent.

Anti-Bribery Laws

Anti-bribery laws apply to all the Company’s business activities around the world. Associates must comply with laws, regulations, rules and regulatory orders of the United States, including the Foreign Corrupt Practices Act (“FCPA”), and UK Bribery Act of 2010. These laws makes bribery of government officials and others a crime and apply to wherever the Company conducts business.

The FCPA strictly prohibits the giving of anything of value, directly, indirectly to officials of foreign governments or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make illegal payments to government officials of any country. In addition, the promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of this rule would not only violate Company policy but could also be a criminal offense. State and local governments, as well as foreign governments have similar anti-bribery regulations.

The U.K. Bribery Act of 2010 also prohibits commercially bribery among members of the private sector. As such, commercial bribes are strictly prohibited both to or from governmental officials or private persons.

To ensure compliance with anti-bribery laws, you must not provide, or ask others to provide, payments, meals, gifts or entertainment to any government official without first reading, understanding and complying with all applicable local laws and this Code.

CONFLICTS OF INTEREST

The Company relies on the good faith of its Associates in the exercise of their responsibilities to the Company. All business judgments on behalf of the Company should be made by Associates on the basis of such reliance and in the Company’s best interests. The purpose of this policy is to provide guidance to help Associates avoid situations in their personal activities which are, or appear to be, in conflict with their responsibilities to the Company or the interests of the Company as a whole.

For example, a conflict of interest can arise when an Associate takes actions or has personal interests that may make it difficult to perform the Associate’s respective Company duties objectively and effectively. A conflict of interest may also arise when an Associate, or a member of such Associate’s immediate family, receives improper personal benefits as a result of the Associate’s position at the Company.

Conflicts of interest can also occur indirectly. For example, a conflict of interest may arise when an Associate or an immediate family member of an Associate is also an executive officer, a major stockholder or has a material interest in a company or organization doing business with the Company or that competes with the Company.

Each Associate has an obligation to conduct the Company’s business in an honest and ethical manner, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.

While this Code does not attempt to describe all possible conflicts of interest that could develop, examples of common conflicts from which Associates must refrain are set out below:

•

Associates may not engage in any conduct or activities that are inconsistent with the Company’s best interests or that disrupt or impair the Company’s relationship with any person or entity with which the Company has or proposes to enter into a business or contractual relationship.

•	Associates may not accept compensation, in any form, for services performed for the Company from any source other than the Company.

•	No Associate may take up any management or other full-time employment position with, or have any material interest in, any firm or company that is in direct or indirect competition with the Company.

•	Any situation that involves, or may reasonably be expected to involve, a conflict of interest with the Company, should be disclosed promptly to the Company’s General Counsel.

Associates who wish to perform part-time, non-managerial level work for any business or entity with which the Company does business or which competes with the Company must obtain approval for any such work relationship from their division leader prior to accepting the outside employment.

CONFIDENTIAL INFORMATION

In carrying out the Company’s business, Associates may learn confidential or proprietary information about the Company, its clients, customers, distributors, suppliers or joint venture partners. Confidential or proprietary information includes all non-public information relating to the Company, or other companies, that would be harmful to the relevant company or useful or helpful to competitors if disclosed, including financial results or prospects, information provided by a third party, trade secrets, new product or marketing plans, research and development ideas, manufacturing processes, potential acquisitions or investments, or information of use to our competitors, or information harmful to us or our customers if disclosed.

All material and information obtained or developed by an Associate as part of the Associate’s work assignment, either alone or in concert with other Associates, is considered the property of the Company and is subject to the requirements of this Code and other legal and contractual restrictions.

Associates must maintain the confidentiality of all information so entrusted to them, except when disclosure is authorized or legally mandated. Associates must safeguard confidential information by keeping it secure, limiting access to those who have a need to know in order to do their job, and avoiding discussion of confidential information in public areas such as planes, elevators, and restaurants and on mobile phones.

This prohibition includes, but is not limited to, inquiries made by the press, analysts, investors or others. Associates also may not use such information for personal gain. As detailed in the confidentiality agreement signed by every Associate, the obligation to preserve the Company’s confidential information continues even after employment with the Company ends.

Nothing in this Code prohibits a non-supervisory Associate from engaging in conduct protected by the National Labor Relations Act, such as taking action with or on behalf of other Associates to improve the terms and conditions of employment. Also, nothing in this Code prohibits an individual from making a report in good faith to, cooperating with, or disclosing lawfully obtained confidential information to a governmental authority or the Associate’s attorney, or testifying in a legal proceeding, regarding a suspected violation of law; or making any other disclosure protected or required by law.

PROTECTION OF ASSETS

The ability of the Company to meet our commitments to clients, customers, suppliers, Associates, investors and the community depends on efficient use of resources and assets – including technology, data (i.e., information), buildings, land, equipment, money and the time and talent of Associates. No Associate shall participate or assist in, or condone by inaction, the misuse of Company assets.

The backbone of the Company as a competitive business is our ability to represent our clients. As part of our representation, our clients (and sometimes our customers) entrust us with funds, information and other assets of their own. Therefore, all standards, which relate to the protection of Company assets apply equally to assets entrusted to us by others.

Client funds are an example that requires special note. All client funds and other property shall be used solely for the benefit of that client. All disbursements must be lawful and consistent with instructions provided by the client and with the Company’s accounting policies and procedures. Transactions concerning the funds or account of a client, including the purchase and distribution of premiums, must be clearly authorized and properly and promptly recorded.

Diverting client products is also a form of misappropriation of client assets. Diversion occurs when products sold by the Company are distributed into markets or sold to customers other than as originally intended in violation of a contract, law or regulation. The Company forbids knowingly engaging in transactions that facilitate or result in unlawful diversion. Any questions or concerns an Associate may have about product diversion should be directed to their immediate supervisor, management team member, Human Resources contact, the General Counsel or the Company’s Ethics Line.

Also essential to our success as a Company is our ability to develop and increasingly use state-of-the art technology in day-to-day operations. Failure to maintain control of our technological edge could cause us irreparable harm. As Associates, we are all responsible for guarding our technology against unauthorized disclosure. This applies to technology developed or purchased by us or entrusted to us by clients, customers or suppliers.

People often don’t think of intangibles – such as information – when they think about property which has to be protected. However, failure to protect information can have disastrous consequences. Strictly prohibited is the unauthorized possession, use, alteration, destruction or disclosure of confidential information (such as business strategies, unannounced new products, marketing strategies, research results, financial projections, customer lists, or Associate information), whether Company information or information of a client, customer or supplier that has been entrusted to us. Confidential information may not be given or released, without proper authority, to anyone not employed by the Company or to an Associate who has no need for such information. It may also not be used for the personal profit of the Associate or of anyone as a result of association with the Associate (for example, such information may not be used in connection with the buying or selling of stock or other securities in any company). These restrictions apply whether the information is in written or electronic form or is simply known by us as Associates.

The unintentional disclosure of confidential information can be just as harmful as intentional disclosure. Do not discuss confidential information even with other Associates if you are in the presence of others who are not authorized – for example, at a trade show reception, or in a public area such as an airplane. This also applies to discussions with family members or with friends, who might innocently or inadvertently pass the information on to someone else.

Other examples of prohibited use of assets include unauthorized use, and misrepresentation of logos, name brands, and proprietary information or materials of the Company or its clients, customers or other business partners. In addition, the appropriation, possession or personal use of technology, software, computer, communications and copying equipment or office supplies must be in accordance with the Company’s policies and procedures.

COMPETITION AND OTHER LAWS

The purpose of competition laws, which may also be known as antitrust, monopoly, fair trade or cartel laws, is to prevent interference with the functioning of a competitive market system.

Under these laws, companies may not enter into agreements or arrangements with other companies, however informal, that unlawfully restrict the functioning of the competitive system. A good example of such a prohibited agreement is one between competitors to charge the same price for their products or to boycott customers.

Companies may also violate competition laws without acting jointly with other companies, for example by taking actions which unlawfully restrict the competitive process – especially in the area of pricing. In this context “pricing” covers all relevant terms of sale, including advertising, promotions, product displays and other forms of allowances, services or facilities extended directly or indirectly to customers. Generally, all such terms must be extended to all competing customers (whether direct or indirect through distributors) on proportionally equal terms. All Associates whose responsibilities are such that they are involved in pricing and other customer-related decisions are expected to maintain a basic familiarity with the principles and purposes of competition laws, and to refrain from any activity that might give rise to possible violation.

A company can also run afoul of the law by engaging in competitive intelligence. While collecting data on our competitors, we should utilize all legitimate resources, but avoid those actions which are illegal, unethical or which could cause embarrassment to the Company. Proprietary information of others shall not be accepted from any source, either directly or indirectly, in circumstances where there is reason to suspect that the release, use or disclosure of such information is unauthorized.

The provisions of the competition laws apply to both formal and informal activities and communications. Associates involved in trade association activities or in other situations allowing for less formal communication among competitors, clients, customers or suppliers must be especially alert to the requirements of the law.

The laws regulating competition are extremely complex, and frequently may be unclear in their application to any particular action. To avoid violations, companies must take into account the purpose of the particular action, its effect on competitors and competition, its business justification, and other factors to ensure that the action is not unlawfully affecting competition. This complexity can obviously make it very difficult to determine the scope of legally acceptable activity. Therefore, any questions or concerns an Associate may have about competitive activity must be discussed and resolved with the Company’s Legal Department.

The Company is also subject to many other laws, rules and regulations, many of which are discussed in the Company’s policies and procedures. These include but are not limited to laws regarding consumer protection and advertising, employment discrimination and reasonable accommodation, immigration, import-export control, sexual and other unlawful harassment, wage and hour laws, infringement of intellectual property rights, product safety and recalls, privacy and identity theft, workplace safety and security, and others. The Company’s Associates are required to comply with all applicable laws, rules and regulations in all activities they undertake on behalf of the Company or in connection with their employment with the Company. Any suspected failure to comply with applicable laws, rules and regulations is a violation of this Code and must be reported as provided herein.

POLITICAL CONTRIBUTIONS

Associates may participate in the political process as individuals on their own time. However, Associates must make every effort to ensure that they do not create the impression that they speak or act on behalf of the Company with respect to political matters.

Associates may not make any contribution of Company or client funds or services to any political party or committee, or to any candidate for or holder of any office of any government, unless such contribution is expressly permitted by law and has been pre-approved in writing by the appropriate, authorized representative of the client and the Company’s Chief Financial Officer and General Counsel. This prohibition covers not only direct contributions but also indirect assistance or support of candidates or political parties through the purchase of tickets to special dinners or other fund-raising events, and the furnishing of any other goods, services or equipment to political parties or committees.

If an Associate’s position in the Company requires him or her to have personal contact with governmental entities and officials on behalf of the Company, the Associate should be aware of and understand all relevant regulatory provisions applicable to such contacts. Contact with government entities and officials may, at times, be considered as lobbying activities. Such activities are regulated at both the state and federal level.

No direct or indirect pressure in any form is to be directed toward Associates to make any political contribution or participate in the support of a political party or the political candidacy of any individual.

SAFE AND PROFESSIONAL WORK ENVIRONMENT; NO HARASSMENT

Associates of the Company must all work to maintain a safe and healthy work environment. This means Associates are required to follow all safety rules and procedures, observe posted safety-related signs and use prescribed safety equipment. Associates should immediately report any unsafe conditions or activities. The Company is an equal opportunity employer and will not tolerate illegal discrimination or harassment of any kind. All Associates of the Company should be able to work in a discrimination-free and harassment-free environment. To that end, the Company is committed to providing a work environment that is free from all forms of discrimination and harassment based on legally protected categories (including, without limitation, race, gender, age, religion, color, national origin, ancestry, sexual orientation, gender identity or expression, marital status, veteran status, genetic information and disability) and legally protected activities (included by not limited to reporting unlawful conduct and exercising one’s legal rights); and all Associates are held accountable for complying with these requirements. In keeping with this commitment, not only must our personnel actions (which includes recruiting, hiring, compensation, evaluations, transfers, promotions, corrective actions, discipline, terminations and staff reductions) be made in a fashion that complies with non-discrimination requirements found in the laws and policies that govern our workplace; but we must also encourage Associates to safely raise any concerns of non- compliance with these expectations.

The Company expects all Associates to treat one another, as well as the Company’s clients, customers, and other business partners with dignity and respect; likewise, we hold our business partners to the same expectations as it relates to the treatment of our Associates. Concerns of any such mistreatment should be freely raised through the appropriate Reporting Channels identified elsewhere in this Code.

Please refer to the Company’s policies and procedures, including the Associate Handbook, for additional guidance on maintaining a safe, productive, and professional work environment.

ENVIRONMENT

The Company is committed to managing and operating its assets in a manner that is protective of human health and safety and the environment. It is our policy to comply with both the letter and the spirit of applicable health, safety and environmental laws and regulations and to attempt to develop a cooperative attitude with government inspection and enforcement officials. The Company encourages conservation, recycling and energy use programs that promote clean air and water, reduce landfills and replenish the planet’s natural resources. Associates are encouraged to report conditions that they perceive to be unsafe, unhealthy or hazardous to the environment.

WAIVING AND AMENDING THE CODE

The Company’s Board of Directors is responsible for approving and issuing the Code. The Code is reviewed periodically by the General Counsel and the Audit Committee and submitted to the Board of Directors, which must approve any substantive changes to the Code.

Before an Associate, or an immediate family member of any Associate, engages in any activity that would be otherwise prohibited by the Code, he or she is strongly encouraged to obtain a written waiver from the General Counsel or Audit Committee.

Before a director or executive officer, or an immediate family member of a director or executive officer, engages in any activity that would be otherwise prohibited by the Code, he or she must obtain a written waiver from the disinterested directors on the Board of Directors. Such waiver must then be disclosed to the Company’s stockholders, along with the reasons for granting the waiver.